Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Common Units Representing Limited Partner Interests

in

Westmoreland Resource Partners, LP

at

$0.01 Net Per Common Unit

by

Westmoreland Coal Company Asset Corporation

a wholly owned subsidiary of

Westmoreland Coal Company

The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on March 13, 2019, unless the Offer is extended.

SW

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated February 13, 2019 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Westmoreland Coal Company Asset Corporation (“Tender Sub”), a New York corporation and a wholly owned subsidiary of Westmoreland Coal Company, a Delaware corporation (together with Tender Sub, “WCC”, except where context requires that “WCC” refer only to Westmoreland Coal Company), to purchase all outstanding common units representing limited partner interests (the “Common Units”) in Westmoreland Resource Partners, LP, a Delaware limited partnership, not currently held by WCC or its affiliates, at a price of $0.01 per Common Unit, net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

We are (or our nominee is) the holder of record of the Common Units held for your account. A tender of such Common Units can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Common Units held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Common Units held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1. The tender price is $0.01 per Common Unit, net to the seller in cash without interest.

2. The Offer is being made for all outstanding Common Units.

3. The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on March 13, 2019, unless the Offer is extended.

4. The Offer will require and is contingent upon the approval of the United States Bankruptcy Court for the Southern District of Texas, which approval will be sought at a hearing on or about February 13, 2019, and is subject to the satisfaction (or, to the extent permitted, waiver) of certain conditions described in the section of the Offer to Purchase entitled “The Offer—Conditions to the Offer”.

5. Tendering holders of Common Units whose Common Units are registered in their own name and who tender directly to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Common Units by WCC pursuant to the Offer. However, U.S. federal backup withholding tax at a rate of 24% may be required, unless a holder demonstrates that it is not subject to backup withholding on a properly completed Internal Revenue Service (“IRS”) Form W-9 or appropriate IRS Form W-8.

6. Notwithstanding any other provision of the Offer, payment for Common Units accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal or (b) a confirmation of a book-entry transfer of such Common Units (a “Book-Entry Confirmation”) with the Depositary’s account at The Depositary Trust Company (an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal will be sufficient for these purposes). Accordingly, tendering holders may be paid at different times depending upon when certificates for Common Units or Book-Entry Confirmations with respect to Common Units are actually received by the Depositary. Under no circumstances will interest on the purchase price of the tendered Common Units be paid by WCC, regardless of any extension of the Offer or any delay in making such payment.

The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Common Units. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Units in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish to have us tender any or all of the Common Units held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Common Units, all such Common Units will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

Instructions with respect to the

Offer to Purchase for Cash

All Outstanding Common Units Representing Limited Partner Interests

in

Westmorland Resource Partners, LP

by

Westmoreland Coal Company Asset Corporation

a wholly owned subsidiary of

Westmorland Coal Company

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated February 13, 2019, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Westmoreland Coal Company Asset Corporation (“Tender Sub”), a New York corporation and a wholly owned subsidiary of Westmoreland Coal Company, a Delaware corporation (together with Tender Sub, “WCC”, except where context requires that “WCC” refer only to Westmoreland Coal Company), to purchase all outstanding common units representing limited partner interests (the “Common Units”) in Westmoreland Resource Partners, LP, a Delaware limited partnership, not currently held by WCC or its affiliates, at a price of $0.01 per Common Unit, net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

This will instruct you to tender to WCC the number of Common Units indicated below (or, if no number is indicated below, all Common Units) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Common Units to be Tendered*:

SIGN HERE:
Account No.:
Signature(s):
Dated:
Print Name(s):
Address(es):
Area Code and Telephone Number:
Tax Identification or Social Security Number:
*	Unless otherwise indicated, it will be assumed that all Common Units held by us for your account are to be tendered.